Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

Rollins, Inc. Announces Executive Promotions

ATLANTA, GEORGIA, January 26, 2016: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced that the Board of Directors has elevated Eddie Northen, the company’s Chief Financial Officer and Treasurer, to the additional position of Vice President of Rollins, Inc. Eddie was elected CFO and Treasurer May 1, 2015.

Additionally, at this time Andy Smith was appointed to the position of Vice President of Treasury Services. Andy joined the company 14 years ago as a treasury analyst. Since then, he has received several promotions with increasing responsibility. Andy’s knowledge and dedication has been invaluable in improving the company’s treasury functions.

“The company is very fortunate to have leaders of this quality and ability to fulfill these additional responsibilities,” said Gary W. Rollins, Vice Chairman and CEO of Rollins, Inc. “Join me in congratulating Eddie Northen and Andy Smith as they assume their new responsibilities.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.